LAT PHARMA LLC

AUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2014, and

DECEMBER 31, 2015

1095 Evergreen Circle, Ste 200, The Woodlands, Texas 77380 | (832) 482-4611 | Fax: (832) 442-5077

March 22, 2016

To the Partners LAT Pharma LLC

25 West 15th Street, Unit B Chicago, IL 60605

We have audited the accompanying comparative statement of assets, liabilities and equity of LAT Pharma LLC as of December 31, 2014 and December 31, 2015, and the related statements of income and retained earnings, and cash flows for the twelve months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LAT Pharma as of December 31, 2014 and December 31, 2015, and the results of its operations and its cash flows for the twelve months then ended in conformity with accounting principles generally accepted in the United States of America.

Melissa Rascon, CPA March 22, 2016

2

LAT PARMA LLC

STATEMENT OF ASSETS, LIABILITIES, AND STOCKHOLDERS’ EQUITY

DECEMBER 31, 2014 and December 31, 2015

(SEE ACCOUNTANT’S AUDIT REPORT)

ASSETS	2014	2015
CURRENT ASSETS	(Audited)	(Audited)

Cash & Cash Equivalents	$18,154	$5,347
Loans to Partners	648	648

TOTAL CURRENT ASSETS:	$18,802	$5,995

TOTAL ASSETS: PARMA LLC	$18.802	$5,995

LIABILITIES AND EQUITY
	2014	2015
	(Audited)	(Audited)
CURRENT LIABILITIES

Loans from Partners (See Note 3)	$5,000	$10,000

TOTAL CURRENT LIABILITIES:	$5,000	$10,000

Equity

Partner Capital Accounts	$13,802	$(4,005)

TOTAL EQUITY:	$13,802	$(4,005)

TOTAL LIABILITIES AND CAPITAL	$18,802	$5,995

3

LAT PARMA LLC

STATEMENT OF INCOME AND RETAINED EARNINGS

DECEMBER 31, 2014 and December 31, 2015

(SEE ACCOUNTANT’S AUDIT REPORT)

	2,014	2,015
	(Audited)	(Audited)

Sales	$—	$—
Cost of Goods Sold	$—	$—
GROSS PROFIT:	$—	$—
General and Administrative Expenses:
Bank Charges	$329	$526
Legal & Professional Fees (See Note 4)	$7,735	$11,924
Office Expenses	$574	$—
Lab Fees	$10,989	$—
Conference Fee	$1,080	$—
Website Hosting	$173	$185
Telephone	$—	$187
Travel	$—	$5,821
Taxes & Licenses	$—	$250
Outside Services (See Note 5)	$—	$95,921
General and Administrative Expenses:	$20,880	114,814
Other Income
Interest Income	$—	$7
Total Other Income	$—	$7

NET INCOME	$(20,880)	$(114,807)

Partnership Capital, Beginning	$4,682	$13,802
Partner Contributions (See Note 6)	$30,000	$97,000

Partnership Capital, ENDING	$13,802	$(4,005)

4

LAT PARMA LLC

STATEMENT OF CASH FLOWS

DECEMBER 31, 2014 and December 31, 2015

(SEE ACCOUNTANT’S AUDIT REPORT)

	2014	2015
	(Audited)	(Audited)

Cash Flows from financing Activities:

Net Income	$(20,880)	$(114,807)

Partner Contributions	$30,000	$97,000
Loan from Partners	$—	$5,000
Net cash provided by financing activities	$9,120	$102,000

Net increase in cash and cash equivalents	$9,120	$(12,807)

Cash and cash equivalents beginning of period	$9,034	$18,154

Cash and cash equivalents end of period	$18,154	$5,347

5

LAT PARMA LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 and December 31, 2015

(SEE ACCOUNTANT’S AUDIT REPORT)

NOTE 1: NATURE OF OPERATIONS

LAT Pharma LLC (“LAT Pharma” or “The Company”) was created in 2006 with the goal of inventing, developing, and commercializing a lifesaving new therapy for people afflicted with advanced liver disease and cirrhosis of the liver and its deadly complications. The company works to develop and commercialize a novel treatment for ascites.

Approximately 60% of people with liver cirrhosis (more than 400,000 Americans and millions worldwide) will develop this poorly controlled and frequently fatal condition. Therefore, the company is working to design a new drug to become the first long-acting pain management for the chronic administration of ascites—and the only agent that targets its root cause: portal hypertension.

Since the company’s inception, it has not incurred any revenue and only expenses while the company works to develop the treatment as such described. Therefore, the company has applied for a provisional U.S. patent for its work thus far, but has not yet applied for a permanent Patent.

NOTE 2: BASIS OF ACCOUNTING

The accompanying financial statements present financial results on the accrual basis of accounting required under generally accepted accounting principles.

USE OF ESTIMATES

The preparation of the company’s financial statements, conforming with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that can affect certain reported amounts and disclosures. Therefore, actual results could differ from those estimates.

NOTE 3: LOANS FROM PARTNERS

LAT Pharma was given a zero-interest bearing loan by the company’s General Partner, Jonathan Adams in the amount of $5,000 in June 2013 that was repaid in January 2015. Thus, the ending balance of the loan at December 31, 2014 was $5,000. Jonathan then made a partner contribution of that same amount to the company in August 2015. In November 2015 he once again loaned the company $10,000 that was unpaid as of December 31, 2015.

NOTE 4: LEGAL FEES

The company incurred an expense for legal fees in the amount of $7,735 for the calendar year ended December 31, 2014, and $11,924 for the calendar year ended December 31, 2015 for general legal advice and help with the provision patent application filing.

6

LAT PARMA LLC

NOTES TO FINANCIAL STATEMENTS

(SEE ACCOUNTANT’S AUDIT REPORT)

NOTE 5: OUTSIDE SERVICES

For the year ended December 31, 2015 the company’s largest expense was Outside Services. This expense was for independent consultants that included physician experts, European orphan drug consultants, and contract research.

NOTE 6: PARTNERSHIP CONTRIBUTIONS

As of December 31, 2014 the company had thirty-eight partners with a total contribution to the company of $430,300. Two partners owned nearly 20%. By December 31, 2015 the company recruited two additional partners increasing the total number to forty, and increased its contributions another $97,000, bringing the cumulative capital contributed to the partnership to $527,300.

7